Exhibit 10.3

March 27, 2006
To: Jeff Krstich
From: Ken Aldrich
Dear Jeff:
Following our conversations of last week, it gives me great pleasure to offer you employment with Lifeline Cell Technology (“Lifeline”), or the public entity of which Lifeline expects to become a wholly owned subsidiary (the “Parent”). This offer is subject to the terms and conditions set forth below and employment shall commence April 1, 2006.
1. Near Term:
For the next 90 days, or until Lifeline completes its exchange of shares to become a subsidiary of Parent and the first round of financing that is to accompany that share exchange, you will have the following duties and compensation:
a.
You will identified as and agree to serve as the President and CEO of the Parent, with the understanding that your employment thereby is subject to the completion of both the exchange of Lifeline shares so that it becomes a subsidiary of Parent (or such other method of combining the business of Lifeline and Parent as may be implemented) and the completion of a concurrent financing of Parent in the gross amount of at least $4 million.

b.
As an inducement to you to forego other employment during this period and to perform the duties described below, Lifeline will issue to you Warrants to purchase equity in Lifeline (or Parent) at the same valuation contained in the Warrants now being offered to the investors funding its current Bridge Loans. You have received a copy of the term sheet for such Loans, which provide that the price of the Warrant will be set at 80% of the market price of the next financing, public or private, of Lifeline or Parent. It is expected that financing will be of the Parent, with Lifeline becoming a subsidiary so that the Warrant will be for 80% of the purchase of shares of the Parent, but if that does not occur, the Warrants will provide for purchase of Lifeline shares as described in the term sheet. The Warrants will have a 3 year term. Lifeline will use its best efforts to arrange to have the shares underlying the Warrant registered concurrently with the registration of the shares issued in the financing of the Parent, but that will be subject to the requirements of the persons or entities providing that initial financing.

c.
The number of Warrants will equal the number of Warrants that would be attached to a third party investment of $25,000 in the current Bridge round for each month that elapses prior to the first funding of Parent. The intent is to give you control over $25,000 worth of equity for each month you work without normal compensation.

d.
In addition, during interim prior to funding of Parent, Lifeline will, to extent of available funds, pay you a retainer of $5,000 per month, payable bi-weekly. During this interim period you will not be a full time employee, but will allocate such time as is necessary to visit the Lifeline CA and MD facilities, meet with Jeffrey Janus and other employees of Lifeline to familiarize yourself the company so that you can accurately represent it to investors, and attend such pre-funding meetings with prospective investors as may be required to obtain the initial funding for Parent. In the event these duties become more than a part time requirement, Lifeline agrees at your request to consider appropriate adjustments. In the event for any reason Lifeline is not able to make payments during this interim period because of cash flow shortages prior to funding, you will have the choice of accepting deferred payment, payable at funding, or of receiving, subject to any applicable securities laws) Bridge Notes in Lifeline on the same basis as investors in such Notes.

e.
All travel and other direct expenses incurred in carrying out your duties during the interim period will be promptly reimbursed by Lifeline, provided that any expense in excess of $1000.00 must be pre-approved by Lifeline.

2. After Funding
Upon completion of the funding of the Parent and its acquisition of the shares of Lifeline, you will become CEO and President of the Parent on the following basis:
a.
Your full time employment shall begin on the closing date of the first financing of Parent. If that has not occurred within 90 days of the date hereof, any extension shall occur only on terms to be agreed upon by the parties; provided however that if a financing commitment has been obtained, subject to normal market exceptions, and closing is delayed due to the necessity for completion of documentation or other matters beyond the control of he parties, you will agree to a 60 day extension, provided salary payments are made as if this contract had commenced on the 91st day.

b.
You will report directly to the Board of Directors of the Parent. Your duties and responsibilities will include leadership and management of the Parent’s operations, general corporate strategy, acquisitions strategy and management of the Parent in the public marketplace. Responsibilities may be added, removed or otherwise modified, as the Board deems necessary. It is expected that Jeffrey Janus will continue to be the President and CEO of Lifeline as a subsidiary of Parent and report directly to its Board and to the Board of Parent and that you and he will function in collaboration rather than in a senior/subordinate role. At such time as Lifeline ceases to be a wholly owned subsidiary, these roles may be modified as needed.

c.	You will serve on the Boards of both the Parent and Lifeline.

d.
You will receive a base salary of $220,000, payable semi-monthly. Your status will be salary exempt. You will be entitled to 15 days paid vacation each year, accruing on a monthly basis. You will be eligible for coverage under such group health plan and other benefits as the Company provides to comparable employees, as they are established. (A group health plan is now being established and is expected to be in place prior to your commencement date. You will be paid a bonus of $50,000 if the stock of Parent reaches and is maintained at a level of 50% or more above the initial offering price.

e.
You will receive at commencement of full time employment employee stock options on sufficient shares of common stock to enable you to control the amount of common stock you could purchase (at the initial offering price) with 2 times your annual base salary. Thus, if the initial offering price were $1/share, you would be granted options to purchase 440,000 shares. Options will vest monthly over a 4-year term. If the security issued in the initial offering is a convertible security, the conversion price thereof shall be used to determine the number of shares of common stock subject to this paragraph. You will be eligible for future stock option awards based on performance and results.

f.	You will relocate upon funding to San Diego County, California. Your actual moving expenses will be reimbursed up to a maximum of $25,000.

g.
Employment with Lifeline or Parent is at the mutual consent of the employee and the company. Accordingly, while the company has every hope that employment relationships will be mutually beneficial and rewarding, employees and the company retain the right to terminate the employment relationship at will, at any time, with or without cause. However, termination pay equal to 6 months of the initial base salary shall be paid in the event of termination by the company for any reason other that “for cause”, as customarily defined. Please note that no individual has the authority to make any contrary agreement or representation. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.

h.
You agree to abide by the Company’s policies and procedures, including those set forth in a Company Employee Handbook when such document is drafted. You will be required to sign the signature page of this Employee Handbook when it is completed.

i.
You will be required to sign an Employee Proprietary Information Agreement as well as the necessary tax and benefit enrollment forms before starting full time employment. You will also be required to provide proof of your identity and authorization to work in the United States as required by Federal immigration laws.

Jeff, we look forward to you joining our effort and hope the opportunity will be mutually rewarding. To confirm that you agree to the terms stated in this letter, please sign, date and return the enclosed copy of this letter.
Sincerely,
Lifeline Cell Technology, LLC
/S/ Kenneth C. Aldrich
Kenneth C. Aldrich
Chairman of the Board

This will acknowledge my acceptance of this offer of employment.

/S/ JEFF KRSTICH	MARCH 29, 2006
Jeff Krstich	Date